EXHIBIT 99.1

Rand Capital Announces First Quarter Results and Election of Directors and Officers; Increase in Net Assets

 * Fifth straight quarter of Net Asset Value Growth
 * Net Asset Value increases $0.08 during the quarter ending
   March 31, 2007 to $3.01 per share
 * $6 million in funding remains available for future investment

BUFFALO, N.Y., May 15, 2007 (PRIME NEWSWIRE) -- Rand Capital Corporation (Nasdaq:RAND) ("Rand"), a business development company (BDC) that provides capital and managerial expertise for small to medium-sized private companies, announced its financial results for the first quarter ended March 31, 2007. Rand's net asset value increased by $0.08 during the quarter, to close the quarter ended March 31, 2007 at $3.01 per share. This was the fifth consecutive quarterly increase in net assets for the Company. At March 31, 2007, Rand's total investment portfolio was valued at $23 million, which exceeds its cost basis of $13 million, reflecting $10 million in net unrealized appreciation.

Allen F. Grum, President of Rand Capital stated "I am pleased to report that for five straight quarters, we have grown our net asset value. Strong operating performance by our portfolio companies is reflected in our investment income, coupled with disciplined control to operating expenses, led to a positive net income."

Revenue

Investment income increased by 139% or approximately $279,000 to $480,000 for the quarter ended March 31, 2007 compared with the same period last year. The growth in 2007 was driven by increases in dividends from portfolio companies.

Dividend and other investment income grew primarily because of higher Limited Liability Corporation (LLC) distributions from companies in the portfolio that have improving operational trends, in particular Gemcor II, LLC, (www.gemcor.com), Topps Meat Company LLC, (www.toppsmeat.com) and Carolina Skiff LLC, (www.carolina-skiff.com). Gemcor designs and sells automatic riveting machines to manufacturers of airframes, missile bodies, space system accessories, and other aerospace equipment. Topps is a 66 year old manufacturer and supplier of premium frozen meat products. Carolina Skiff is a leading manufacturer of affordable fishing and recreational boats. LLC dividends can fluctuate based on portfolio companies' profitability and the timing of distributions.

The cash balance at March 31, 2007 was $4.2 million, representing $0.74 per share. In addition, the Company has $1.9 million of outstanding leverage available from the Small Business Administration (SBA) for future investment. During the quarter, Rand adjusted its tax estimates increasing current taxes payable and reducing deferred tax liabilities which resulted in a $0.05 increase in net asset value.

Sales and Principal Repayments

Two portfolio companies had financing activities during the quarter which resulted in the Company being repaid its debenture instruments. Adampluseve, LLC successfully completed a financing round and repaid the Company its $561,000 debenture instrument. Rand continues to hold a minority equity investment in this portfolio company and the valuation of these warrants was increased during the first quarter to reflect new investor financing. UStec was acquired by On-Q/Legrand, with Rand receiving $311,000 of its outstanding debentures.

Election of Directors

At Rand's Annual Meeting of Shareholders the following Directors were elected: Allen F. Grum, Erland E. Kailbourne, Ross B. Kenzie, Willis S. McLeese, Reginald B. Newman, II, Jayne K. Rand and Robert M. Zak. Rand's Board of Directors also re-appointed Mr. Newman as Chairman of the Board.

Safe Harbor Statement

This press release may contain statements of a forward-looking nature relating to future events; are intended to be made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995; and are subject to inherent uncertainties in predicting future results and conditions. These statements reflect the Company's current beliefs, and a number of factors could cause actual results to differ materially from those expressed in this press release. Please see the Corporation's Form 10-Q previously filed with the Securities and Exchange Commission for a detailed discussion of the risks and uncertainties associated with the Company's business, including but not limited to, the risks associated with venture capital investing and other significant factors that could affect actual results. Except as otherwise required by Federal securities laws, Rand Capital Corporation and Rand Capital SBIC, L.P. undertakes no obligation to update or revise forward-looking statements for new events and uncertainties.

About Rand Capital

Rand Capital is a publicly held Business Development Company (BDC), and its wholly owned subsidiary is licensed by the Small Business Administration (SBA) as a Small Business Investment Company (SBIC). Rand and its subsidiaries provide capital and managerial expertise to small and medium sized private companies that lack sufficient channels to the capital markets. Rand is traded on the NASDAQ under the symbol "RAND". Rand is headquartered in Buffalo, NY. www.randcapital.com

CONTACT:  Rand Capital Corporation
          Investor Contact:
          Allen F. Grum, President
          716.853.0802
          pgrum@randcapital.com